MUTUAL FUND SERIES TRUST

AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

This Amended Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) by Mutual Fund Series Trust, formerly known as Catalyst Funds (the “Trust”), on behalf of each of its series funds listed on Exhibit A (each, a “Fund”).  A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.

General Description Of Classes.  Each class of shares of a Fund shall represent interests in the same portfolio of investments of the applicable Fund and shall be identical in all respects, except that each class shall differ with respect to:  (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to sales loads, purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the applicable Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of shares.  There currently are six classes designated:  Class A, Class C, Class T, Class I, Class N, and Class U.

a.

Class A Shares, of each Fund except the Empiric Core Equity Fund, are subject to maximum annual fees under Rule 12b-1 of 0.50%.  Class A Shares of the Empiric Core Equity Fund are subject to maximum annual fees under Rule 12b-1 of 0.25%.

b.

Class C Shares are subject to maximum annual fees under Rule 12b-1 of 1.00%.

c.

No Rule 12b-1 fees are imposed on Class I Shares.

d.

Class T Shares are subject to maximum annual fees under Rule 12b-1 of 0.50%.

e.

Class N shares are subject to maximum annual fees under Rule 12b-1 of 0.20%.

2.

Expense Allocations To Each Class.

a.

In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”).  Class Expenses are charged directly to net assets of the class of the applicable Fund to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.  Class Expenses may include;

(i)

expenses incurred in connection with a meeting of shareholders;

(ii)

litigation expenses;

(iii)

printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)

expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)

transfer agent fees and shareholder servicing expenses; and

(vi)

such other expenses incurred by or attributable to a specific class.

b.

All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the applicable Fund.  Notwithstanding the foregoing, the distributor or adviser of the applicable Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.

Class Designation.  Subject to the approval by the Trustees of the Trust, each Fund may alter the nomenclature for the designations of one or more of its classes of shares.

4.

Additional Information.  This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares of the applicable Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan.  The Prospectus contains additional information about each class and the Fund’s multiple class structure.

5.

Effective Date.  This Amended Plan is effective February 27, 2013, provided that this Plan shall not become effective with respect to the Fund or a class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).  This Plan may be terminated or amended at any time with respect to a Fund or a class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

MUTAUL FUND SERIES TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

EXHIBIT A

SERIES OF THE TRUST

AS AMENDED February 27, 2013

Designated Series	Designated Classes for each Series
Camelot Premium Return Fund	Class A and C
Catalyst/CP Core Equity Fund	Class A and C
Catalyst/CP World Equity Fund	Class A and C
Catalyst/CP Focus Large Cap Fund	Class A and C
Catalyst/CP Focus Mid Cap Fund	Class A and C
Catalyst/Groesbeck Growth of Income Fund	Class A, C &I
Catalyst/Lyons Hedged Premium Return Fund	Class A and C
Catalyst/Lyons Tactical Allocation Fund	Class A and C
Catalyst/Princeton Floating Rate Income Fund	Class A, C and I
Catalyst/SMH High Income Fund	Class A and C
Catalyst/SMH Total Return Income Fund	Class A and C
Catalyst/MAP Global Total Return Income Fund	Class A and C
Catalyst/MAP Global Capital Appreciation Fund	Class A and C
Catalyst Value Fund	Class A, C and I
Catalyst Strategic Insider Fund	Class A and C
Catalyst Insider Tracking Fund	Class A and C
Catalyst Insider Buying Fund	Class A and C
Catalyst Insider Long/Short Fund	Class A and C
Catalyst Event Arbitrage Fund	Class A, C and I
Compass EMP Alternative Strategies Fund	Class A, C and T
Compass EMP Multi-Asset Balanced Fund	Class A, C and T
Compass EMP Multi-Asset Growth Fund	Class A, C and T
Day Hagan Tactical Allocation Fund of ETFs	Class A and C
Empiric Core Equity Fund	Class A and C
Eventide Gilead Fund	Class A, C, I and N
Eventide Healthcare and Life Sciences Fund	Class A, C, I and N
JAG Large Cap Growth Fund	Class A, C and I
Listed Private Equity Plus Fund	Class A and C
Vista Capital Appreciation Fund	Class A and C
SignalPoint Global Alpha Fund	Class A, C and Class I